UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 8, 2008

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(d) On April 8, 2008, the Registrant announced the election of four new directors: Charles L. Atwood, Jeanne P. Jackson, Lynn C. Swann, and Christopher J. Williams. Ms. Jackson and Mr. Williams were appointed to the Registrant’s Audit Committee. The text of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Mr. Atwood, 59, has served as Vice Chairman of the Registrant since August 2006 and was a director of the Registrant from July 2005 to January 2008. He was Chief Financial Officer of the Registrant from April 2001 to August 2006 and was Treasurer from October 1996 to November 2003. Mr. Atwood also serves as a director of Equity Residential.

Ms. Jackson, 55, is founder and chief executive officer of MSP Capital, a private investment company. She is a director of Nike, Inc., McDonald’s Corporation, and Nordstrom, Inc.

Mr. Swann, 56, is president of Swann, Inc., a consulting firm specializing in marketing and communications and managing director of Diamond Edge Capital Partners, LLC, a New York based finance company. He serves as a director on the Hershey Entertainment and Resorts Company Board and the H. J. Heinz Company.

Mr. Williams, 50, has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. He was a director of the Registrant from November 2003 to January 2008, and was a member of the Audit Committee. He is a director of The Partnership for New York City, the National Association of Securities Professionals, and Wal-Mart Stores, Inc.

Mr. Atwood continues to be employed pursuant to the terms of an employment agreement with Harrah’s Operating Company, Inc. There are no relationships or related transactions between Ms. Jackson, Mr. Swann or Mr. Williams and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

(e) On April 8, 2008, Harrah’s Operating Company, Inc., a wholly-owned subsidiary of the Registrant (the “Company”) entered into employment agreements with the following named executive officers of the Registrant: Charles L. Atwood, Jonathan S. Halkyard, Thomas M. Jenkin and J. Carlos Tolosa (the “Executives”). The terms and conditions of the employment agreements supersede any pre-existing employment agreements between the Company and the Executives. The material terms of the employment agreements are set forth below:

Term

The term of the employment agreements for Messrs. Atwood and Tolosa is three years, subject to automatic renewal. The term of the employment agreements for Messrs. Halkyard and Jenkin is four years, subject to automatic renewal.

Compensation and Benefits

Pursuant to the employment agreements, the Executives will continue to be employed by the Company in their respective positions for the following base salaries: Mr. Atwood, $1,300,000; Mr. Halkyard, $600,000; Mr. Jenkin, $1,200,000; and Mr. Tolosa, $1,075,000, all subject to periodic review and increases as approved by the Human Resources Committee of the Board of Directors. The Executives will participate in the annual incentive bonus program(s) applicable to their respective positions and will be eligible to earn annual bonuses in accordance with the terms of the programs. The Executives will be entitled to receive benefits and perquisites at least as favorable to each Executive as those presently provided.

Equity Matters

The Company has established a stock option plan with respect to shares of non-voting common stock of the Company and each Executive is entitled to receive awards under the plan, subject to approval of the Board of Directors (or Committee thereof).

Termination Without Cause or for Good Reason

Each Executive’s severance agreement (“Severance Agreement”) in effect prior to the acquisition of the Registrant by affiliates of TPG Capital, L.P. and Apollo Global Management, LLC shall continue in effect for a period of two years after the effective date of the employment agreement (“Severance Agreement Period”). If an Executive’s employment is terminated by the Company without cause or by Executive for good reason during the Severance Agreement Period, then Executive’s severance benefits shall be governed only by the Severance Agreement, subject to modifications contained in the employment agreement.

Upon a termination without Cause (as defined in the employment agreement) by the Company or by Executive for Good Reason (as defined in the employment agreement) after the expiration of the Severance Agreement Period, each Executive will be entitled to a cash severance payment in an amount equal to (A) 1.5 times the sum of his then-current base salary, payable during the 18-month period following such termination, and (B) a pro-rated bonus for the year of termination (if termination occurred after June 30), if any.

Restrictive Covenants

The Executives have agreed not to (i) compete with the Company, (ii) solicit or hire certain Company employees or (iii) communicate with employees, customers or suppliers of the Company in a manner that is detrimental to the Company during the term of the Employment Agreement and during the 18-month period following the termination of Executive’s employment. In addition, Executive is subject to ongoing confidentiality obligations with respect to Company matters.

The form of the employment agreement with Messrs. Atwood and Tolosa is attached hereto and incorporated herein by reference as Exhibit 10.1. The form of the employment agreement with Messrs. Halkyard and Jenkin is attached hereto and incorporated herein by reference as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

10.1	Form of Employment Agreement with Charles L. Atwood and J. Carlos Tolosa.

10.2	Form of Employment Agreement with Jonathan S. Halkyard and Thomas M. Jenkin.

99.1	Text of press release of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date:	April 10, 2008	By:	/s/ Michael D. Cohen
Michael D. Cohen
Vice President, Associate General Counsel and Corporate Secretary